Exhibit (d)(b)(1)

AMENDMENT TO THE

ADVISORY FEE WAIVER AGREEMENT

AMERICAN FUNDS GROWTH PORTFOLIO

OF PACIFIC SELECT FUND

THIS AMENDMENT TO ADVISORY FEE WAIVER AGREEMENT (the “Amendment”) is effective as of January 1, 2014, between Pacific Select Fund (the “Trust”), a Massachusetts business trust, on behalf of the American Funds Growth Portfolio, and Pacific Life Fund Advisors LLC (“Adviser” or “PLFA”), a Delaware limited liability company.

WHEREAS, the Trust and Adviser are parties to a certain Advisory Fee Waiver Agreement dated May 1, 2007 (the “Agreement”); and

WHEREAS, the Trust and Adviser desire to amend the Agreement upon the following terms and conditions;

NOW THEREFORE, in consideration of the renewal of promises and mutual covenants contained in the Agreement and the good and fair consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust and Adviser hereby agree as follows:

1)	Paragraph A. of Section I of the Agreement, is hereby deleted in its entirety and replaced with the following:

Amount of Waiver. During the term of this Agreement, for so long as the Feeder Portfolio invests substantially all of its assets in the Master Fund (Growth Fund), the Adviser hereby agrees to waive a portion of its investment advisory fee so that its advisory fee does not exceed an annual rate of 0.30%.”

2)	Paragraph A. of Section II is hereby deleted in its entirety and replaced with the following:

The initial term of this Agreement shall commence on January 1, 2014 and end on April 30, 2015. This Agreement shall automatically renew for successive one-year terms (each a one-year term) ending on April 30th of each year, unless the Adviser provides written notice of the termination of this Agreement to the Trust prior to the termination of the applicable one-year term.”

3)	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers designated below on the day and year first above written.

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary